UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
_______________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 14, 2011

ADVAXIS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

00028489	02-0563870
(Commission File Number)	(IRS Employer Identification Number)

Technology Centre of New Jersey
675 Rt. 1, Suite B113
North Brunswick, N.J. 08902
(Address of principal executive offices)

Registrant’s telephone number, including area code: (732) 545-1590

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On March 14, 2011, Advaxis, Inc. (the “Company”) issued and sold 44 shares of non-convertible, redeemable Series B preferred stock (“Series B Preferred Stock”) to Optimus Life Sciences Capital Partners LLC (the “Investor”) pursuant to the terms of a Preferred Stock Purchase Agreement between the Company and the Investor dated July 19, 2010 (the “Purchase Agreement”).  The aggregate purchase price for the shares of Series B Preferred Stock was $440,000 less an amount of approximately $20,000 offset against the purchase price for the early payment by the Investor of a portion of the purchase price.  Under the terms of the Purchase Agreement, the Investor remains obligated, from time to time until July 19, 2013, to purchase up to an additional 284 shares of Series B Preferred Stock at a purchase price of $10,000 per share upon notice from the Company to the Investor, and subject to the satisfaction of certain conditions, as set forth in the Purchase Agreement.  Among these conditions, the Company must have a sufficient number of registered shares underlying a warrant issued to an affiliate of the Investor.  The Company currently has 50,038 registered shares available under its prospectus and will need to register additional warrant shares in order to require the Investor to purchase the remaining shares of Series B Preferred Stock.

The Series B Preferred Stock was offered and sold in a private placement transaction made in reliance upon exemptions from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder.

Item 8.01 Other Events.

In connection with the issuance by the Company of the Series B Preferred Stock described above (the “Transaction”), an affiliate of the Investor exercised a warrant to purchase 3,960,000 shares of the Company’s common stock, $0.001 par value (the “Common Stock”) at an exercise price of $0.15 per share.  The Company and the Investor also agreed to waive certain terms and conditions in the warrant in order to permit the affiliate of the Investor to exercise the warrants at the exercise price of $0.15 per share.  As permitted by the terms of such warrant, the aggregate exercise price of $594,000 received by the Company is payable pursuant to a four-year full recourse promissory note bearing interest at the rate of 2% per year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 15, 2011	Advaxis, Inc.

	By:	/S/ Mark J. Rosenblum
Mark J. Rosenblum
Chief Financial Officer and Secretary